                                                                    EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                                       OF
                         INTERMOUNTAIN COMMUNITY BANCORP

     Pursuant to Section 30-1-1006 of the Idaho Statutes, the undersigned corporation submits for filing the following Articles of Amendment to its Articles of Incorporation:

     1.   The name of the corporation is Intermountain Community Bancorp.

     2. Article IV of the Articles of Incorporation is deleted in its entirety and amended to read as follows:

                                   "ARTICLE II

                                AUTHORIZED SHARES

     The total number of shares which the Corporation shall have authority to issue is Twenty Six Million, Four Hundred Thousand (26,400,000) shares of Common Stock.."

     3. The amendment was adopted and approved by the directors of the corporation on July 20, 2006, to evidence a 10% stock dividend effective on May 15, 2006.

     4. Pursuant to Section 30-1-1005(4) of the Idaho Statutes, shareholder action to approve the amendment is not required and was not obtained.

                                        INTERMOUNTAIN COMMUNITY BANCORP,
                                        an Idaho Corporation


                                        By: /s/ Curt Hecker
                                            ------------------------------------
                                            Curt Hecker
                                            President and Chief Executive
                                            Officer

Person to contact for this filing:
Curt Hecker (208) 265-3300